As filed with the Securities and Exchange Commission on August 13, 1997

                                                      Registration No. 333-03613
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                          POST-EFFECTIVE AMENDMENT NO.2
                                 TO FORM S-1 ON


                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                        AMERTRANZ WORLDWIDE HOLDING CORP.
             (Exact Name of Registrant as Specified in Its Charter)

        Delaware                              4731                        11-3309110
(State or other jurisdiction        (Primary Standard Industrial   (I.R.S. Employer Identification
of incorporation or organization)   Classification Code Number)             Number)

                               2001 Marcus Avenue
                          Lake Success, New York 11042
                                 (516) 326-9000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           Stuart Hettleman, President
                        Amertranz Worldwide Holding Corp.
                               2001 Marcus Avenue
                          Lake Success, New York 11042
                                 (516) 326-9000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:
                             Hillel Tendler, Esquire
             Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC
                             233 East Redwood Street
                            Baltimore, Maryland 21202
                                 (410) 576-4071

         Approximate date of commencement of proposed sale to public: From time to time after Registration Statement becomes effective.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box.
|_|

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ____________________

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ____________________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

PROSPECTUS

                        AMERTRANZ WORLDWIDE HOLDING CORP.

           3,627,836 Shares of Common Stock, Par Value $.01 per Share
               1,586,783 Redeemable Common Stock Purchase Warrants

This Prospectus relates to the issuance by the Company of 2,300,000 shares of Common Stock ("Common Stock") issuable upon exercise of 2,300,000 Redeemable Common Stock Purchase Warrants ("Warrants") issued by Amertranz Worldwide Holding Corp. ("Company") in its initial public offering in June 1996. This Prospectus also relates to the future resale by certain persons ("Selling Securityholders") of (i) 1,127,836 shares of Common Stock and 1,386,783 Warrants issued in various private financings prior to the Company's June 1996 initial public offering, and (ii) 200,000 shares of Common Stock and 200,000 Warrants which may be issued upon exercise of the Underwriter's Purchase Option granted in connection with the Company's June 1996 initial public offering. See "Selling Securityholders".

Each Warrant entitles the holder to purchase one share of Common Stock for $6.00 at any time until June 27, 2001. In the event the Registration Statement of which this Prospectus is a part is effective and current, and provided that not less than 30 days' notice of redemption is given and the last sale date of the Common Stock has been at least $10.00 for each of the 20 trading days ending on the third business day prior to the day on which notice is given, the Company has the right to call the Warrants for redemption at a redemption price of $.01 per Warrant.

Sale of the Securities may be effected from time to time in transactions (which may include block transactions) on the Nasdaq SmallCap Market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale or at negotiated prices. None of the Selling Securityholders has entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their Shares. The Selling Securityholders may effect such transactions by selling their shares of Common Stock and/or Warrants directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the Securities for whom such broker/dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker/dealer might be in excess of customary commissions). See "Plan of Distribution".


On August 1, 1997, the last sale prices per share of Common Stock and per Warrant, as reported by the Nasdaq SmallCap Market, were $1.375 and $0.375, respectively.


The Selling Securityholders and any broker-dealers or agents that participate with the Selling Securityholders in the distribution of the Securities may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act") and, as "underwriters", may be liable for material omissions or misrepresentations in this Prospectus. The Selling Securityholders may agree to indemnify any agent, dealer, or broker-dealer that participates in transactions involving sales of the securities against certain liabilities, including liabilities arising under the Securities Act.

The Company will not receive any part of the proceeds from the sale of the Securities; however, the Company will receive the exercise price of the Warrants that are exercised. There is no assurance that any Warrants will be exercised resulting in any proceeds to the Company.

The securities offered hereby are speculative in nature and involve a high degree of risk and substantial dilution. See "Risk Factors" at page 4.

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION  NOR  HAS  THE  COMMISSION  OR  ANY  STATE   SECURITIES
      COMMISSION   PASSED   UPON  THE   ACCURACY  OR  ADEQUACY  OF  THIS
      PROSPECTUS.  ANY  REPRESENTATION  TO THE  CONTRARY  IS A  CRIMINAL
      OFFENSE.

                             ----------------------


                      The date of this Prospectus is , 1997

     No dealer, salesperson or other person has been authorized to give any information or to make any representations, other than those contained or incorporated by reference in this Prospectus, in connection with the offering contained herein and, if given or made, such information must not be relied upon as having been authorized by the Company or the Selling Securityholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof.


                    UNCERTAINTY OF FORWARD LOOKING STATEMENTS

     This Prospectus, including any documents that are incorporated by reference as set forth in "Available Information," contains forward looking statements. Such statements are typically punctuated by words or phrases such as "anticipate," "estimate," "projects," "should," "may," "management believes," and words or phrases of similar import. Such statements are subject to certain risks, uncertainties or assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the key factors that may have a direct bearing on the Company's results of operations and financial condition are: (i) the Company's recent losses and ability to achieve profitability, (ii) competitive practices in the industries in which the Company competes, (iii) the Company's dependence on current management, (iv) the impact of current and future laws and governmental regulations affecting the transportation industry in general and the Company's operations in particular, and (v) general economic conditions. See "Risk Factors."


                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies may be obtained at the prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The Commission also maintains a Web site that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. The address of such site is http:\\www.sec.gov.

     The Company has filed with the Commission a Registration Statement (the "Registration Statement") on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered by this Prospectus. This Prospectus, which constitutes part of the Registration
Statement, omits certain of the information contained in the Registration Statement and the exhibits thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. For further information with respect to the Company and the Securities, reference is made to the Registration Statement. Copies of the Registration Statement, including all exhibits thereto, may be obtained from the Commission's principal office in Washington, D.C. upon payment of the fees prescribed by the Commission or may be examined without charge at the offices of the Commission or Web site as described above.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The  following  documents   heretofore  filed  by  the  Company  (File  No.
001-14474) with the Commission are incorporated herein by reference:


          (a) the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1996, and amendments thereto, filed January 2, 1997 and August 12, 1997.


          (b) the Company's Quarterly Reports on Form 10-Q for the quarters ended September 30 and December 31, 1996, and March 31, 1997;


          (c) amendment to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, filed January 7, 1997;

          (d) amendment to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, filed August 12, 1997;

          (e) the Company's Current Report on Form 8-K dated October 10, 1996, and amendment thereto, filed November 26, 1996;

          (f) the Company's Proxy Statement, filed with the Commission on November 6, 1996;

          (g) the Company's Information Statement, filed with the Commission on June 20, 1997; and

          (h) the description of the Common Stock and the warrants included in the Company's Registration Statement on Form 8-A, dated June 17, 1996 and the information thereby incorporated by reference contained in the Company's Registration Statement on Form S-1, Registration No. 333-03613, dated June 28, 1996 are hereby incorporated by reference into this Prospectus.


     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this Prospectus and to be part hereof from the date of filing such documents. Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained in the Registration Statement, this Prospectus, or any other subsequently filed document that is also incorporated by reference herein modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of that person, a copy of any document incorporated herein by reference (other than exhibits to those documents unless the exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates by reference). Requests should be directed to the Secretary, 2001 Marcus Avenue, Lake Success, New York 11042, telephone number (516) 326-9000.

                                   THE COMPANY

     The Company provides freight forwarding services through its wholly owned subsidiaries, Amertranz Worldwide, Inc. ("Amertranz"), Caribbean Air Services, Inc. ("CAS"), Consolidated Air Services, Inc. ("Consolidated Air") and Target Airfreight, Inc. ("Target"). The Company has a network of offices in 17 cities throughout the United States and Puerto Rico, including exclusive agency relationships in eight cities. The Company has international freight forwarding operations consisting of strategic relationships in over 20 countries. The Company believes that it is one of the dominant freight forwarders between the continental United States and Puerto Rico.

     The Company's freight forwarding services involve arranging for the total transport of customers' freight from the shippers' location to the designated recipients, including the preparation of shipping documents and the providing of handling, packing and containerization services. The Company concentrates on cargo shipments weighing more than 50 pounds and generally requiring second-day delivery. The Company also assembles bulk cargo and arranges for insurance.

     The Company was incorporated in Delaware in January 1996 as the successor to operations commenced in 1970. Unless otherwise expressly stated, all references to the "Company" in this Prospectus include the Company, Amertranz, CAS, Consolidated Air and Target. The Company's executive offices are located at 2001 Marcus Avenue, Lake Success, New York 11042, and its telephone number is
(516) 326-9000.


                                  RISK FACTORS

An investment in the Company is speculative and involves a high degree of risk, and is not appropriate for persons who cannot afford the loss of their entire investment. The following risk factors should be considered carefully in addition to the other information in this Prospectus before purchasing the Securities.

     Substantial Losses; Accumulated Deficit. While the businesses of the Company's CAS and Consolidated Air subsidiaries have generated positive cash flows for several years, the business of the Company's Amertranz subsidiary has incurred operating losses for each of its operating periods and continues to incur losses. For the nine-months ended March 31, 1997, the Company, on a consolidated basis, generated approximately $53.3 million in operating revenues, and incurred operating losses of approximately $3.9 million. As of March 31, 1997, total stockholders' equity in the Company was $2,044,188, and excluding intangible assets such as goodwill, the Company had a tangible net worth deficit of $10,145,670. Because of continuing losses in the Company's Amertranz subsidiary, the Company has commenced actions to close the operations of the Amertranz subsidiary and transfer its customer accounts to the Company's other subsidiaries for fair consideration. The Company will be unable to achieve and sustain profitability unless it improves its operating results. There can be no assurance that the Company will be able to increase revenues or achieve profitability. See "Risk Factors -- Amertranz Subsidiary Losses" and "Recent Developments -- Amertranz Subsidiary Losses".

     Working Capital Deficit; Need for Additional Funding. As of the date hereof, the Company's current liabilities exceed its current assets. Although the CAS and Consolidated Air businesses have generated positive cash flow from operations for the past three fiscal years, the cash flow from the operations of the Amertranz business has not been sufficient to finance trade payables, capital equipment requirements and new office expansion and development. As a result, Amertranz has engaged in interim borrowing from various sources, including the Company and its affiliates. The Company is currently negotiating with the trade creditors of the Amertranz subsidiary to allow Amertranz to satisfy those obligations on a payment schedule based on existing resources and cash generated from operations. There can be no assurance that the Company will be successful in these negotiations. Although the Company anticipates, based on current plans and assumptions relating to its operations, that existing resources and cash generated from operations should be sufficient to satisfy the Company's contemplated cash requirements for at least 12 months after the date of this Prospectus, the Company expects that it will experience periods of significant negative cash flow whether or not the Company succeeds in restructuring the trade payables of the Amertranz subsidiary. After such 12-month period, the Company anticipates that cash generated from operations will be sufficient to meet its capital requirements. However, there can be no assurance that the Company will not require additional cash during or subsequent to such 12-month period. The Company currently has no commitments from any prospective lenders with respect to any such financing. The terms of the Company's current borrowings substantially limit the Company's flexibility in obtaining additional financing. There can be no assurance that any additional financing will be available to the Company upon acceptable terms, if at all. The inability to obtain additional financing if and when needed, would have a material adverse effect on the Company's operating results. See "Risk Factors -- Amertranz Subsidiary Losses" and "Recent Developments -- Amertranz Subsidiary Losses".


     Amertranz Subsidiary Losses. While the businesses of the Company's CAS and Consolidated Air subsidiaries have generated positive cash flows for several years, the business of the Company's Amertranz subsidiary has incurred operating losses for each of its operating periods. For the six months ended June 30, 1996 the Amertranz subsidiary incurred losses of $4,758,918, and for the nine months ended March 31, 1997 the Amertranz subsidiary incurred losses of $5,252,688. These losses in the Amertranz subsidiary have resulted in losses for the Company, on a consolidated basis, of $6,396,524 for the six months ended June 30, 1996, and $3,928,463 for the nine months ended March 31, 1997. Because of continuing losses in the Company's Amertranz subsidiary, the Company has commenced actions to close the operations of the Amertranz subsidiary and transfer its customer accounts to the Company's other subsidiaries for fair consideration. The Company is currently negotiating with the trade creditors of the Amertranz subsidiary to allow Amertranz to satisfy those obligations on a payment schedule based on existing resources and cash generated from operations. There can be no assurance that the Company will be successful in these negotiations. In connection with the closing of the Amertranz subsidiary, Amertranz has also incurred certain obligations to terminated employees. While the Company projects that if it is successful in these negotiations with these trade creditors, the closing of the Amertranz subsidiary will have a positive affect on the Company's operations, there can be no assurance that the Company will be successful in these negotiations, that the business of the Amertranz subsidiary will be preserved and transferred to the Company's other operating subsidiaries, or that the closing of Amertranz will produce positive operating results. If the Company is not successful in these negotiations with these trade creditors, or if the desired results are not achieved for the Amertranz subsidiary, the continued losses in Amertranz could have a material adverse effect on the Company's operating results, and the Company may consider other options, including seeking protection for the Amertranz subsidiary under the Bankruptcy Code. See "Recent Developments -- Amertranz Subsidiary Losses".


     Pledge of Assets. Substantially all of the Company's assets are pledged to secure its indebtedness. If one or more of the Company's secured creditors foreclose upon its security interest in the Company's assets, such action would, in all likelihood, result in the inability of the Company to continue in business. The Company may also be required to obtain the consent of these creditors in order to complete future financings, and there can be no assurance that these consents would be forthcoming.

     Control of the Company by Principal Stockholders; Conflicts of Interest. TIA, Inc. ("TIA") and Caribbean Freight System, Inc. ("CFS") together own approximately 32% of the outstanding shares of the Company's Common Stock. In addition, certain stockholders of the Company have given irrevocable proxies to TIA and CFS to vote a portion or all of such stockholders' shares of Common Stock until 2001 for the election of directors, and the proxy granted by one such stockholder includes all matters submitted to stockholders for a vote. The stock ownership of TIA and CFS, together with such proxies, allow TIA and CFS to control 40.7% of the issued and outstanding shares of Common Stock. As a result, TIA and CFS will be in a position to control the Company through their combined ability to determine the outcome of elections of the Company's directors and to prevail in matters submitted to a vote of stockholders. In addition, the Company has significant outstanding indebtedness owed to TIA and CFS which is secured by the Company's assets. The Company's indebtedness to TIA and CFS is subordinated to the Company's obligations under its accounts receivable financing facility with BNY Financial Corp. While, under Delaware corporate law, a majority stockholder owes certain fiduciary duties to minority stockholders, there may be circumstances in which these different relationships create material conflicts of interest which TIA and CFS are under no obligation to resolve in favor of other stockholders or the Company. Stuart Hettleman, a director and President of the Company owns a non-controlling indirect minority interest in TIA and is an executive officer of TIA and CFS. Richard A. Faieta, a director and Executive Vice President of the Company is a non-controlling minority stockholder of TIA and is an executive officer of TIA and CFS. The Company's officers and directors owe a fiduciary duty to the Company and its shareholders to act in the best interests of the Company and its shareholders. In the event of a conflict of interest between the Company and TIA and CFS, Messrs. Hettleman and Faieta will act on behalf of the Company and will abstain from taking any action on behalf of TIA and CFS.


     Delay in Payment of Trade Creditors. In order to manage its working capital resources, the Amertranz subsidiary has in the past and is currently paying many of its trade creditors and service providers at rates slower than provided in their respective invoices or agreements. Failure to pay these trade creditors in a timely fashion has in the past adversely affected and in the future could adversely affect, the Company's relationships with these trade creditors or result in a default under its agreements with such trade creditors.

     Competition. The Company competes with a large number of firms, many of which have facilities and financial resources far greater than the Company. Competition within the freight industry is intense. In the freight forwarding industry, the Company competes with a large and diverse group of national freight forwarding concerns, commercial air and ocean carriers and a large number of locally established companies in geographic areas where the Company does business or intends to do business in the future. Insofar as inter-city trucking is a portion of the Company's method of freight transport, the Company competes with a large number of long-haul, medium-haul, truckload and less than truckload carriers, and railroads. While the Company does not consider itself to be competing with traditional small package delivery services such as Federal Express Corporation, United Parcel Service of America, Inc., Airborne Freight Corporation and DHL Worldwide Express, Inc., in the event that any of these established businesses, with their goodwill, name, resources and trade recognition, decide to expand into the heavy freight business, such circumstances could have a material adverse effect upon the business of the Company.

     Expansion of Business. The Company has grown through acquisitions of other freight forwarders and intends to continue its program of business expansion through acquisitions. There can be no assurance that its financial condition will be sufficient to support the funding needs of an expansion program, that acquisitions will be successfully consummated or will enhance profitability, or that any expansion opportunities will be available upon reasonable terms. Past acquisitions by the Company as well as future acquisitions have risks commonly encountered in acquisitions of businesses. Such risks include, among other things, the difficulty of assimilating the operations and personnel of the acquired businesses, the potential disruption of the Company's ongoing business, the inability of management to realize the projected operational and financial benefits from the acquisition or to maximize the financial and strategic position of the Company through the successful incorporation of acquired personnel and clients, the maintenance of uniform standards, controls, procedures and policies and the impairment of relationships with employees and clients as a result of any integration of new management personnel. The Company expects that future acquisitions, if any, could provide for consideration to be paid in cash, stock or a combination of cash and stock. There can be no assurance that any of these acquisitions will be accomplished. If an entity is acquired by the Company and such entity is not efficiently or completely integrated with the Company, then the Company's business, financial condition and operating results could be materially adversely affected.

     Dependence on Key Personnel. The Company believes that its future success will be highly dependent upon its ability to attract and retain skilled managers, salespersons, and other personnel. The inability to attract and retain such managers and personnel could have a material adverse effect on the Company's operating results. In addition, the Company believes that its success will depend to a significant extent on the efforts and abilities of its senior management, in particular those of Stuart Hettleman, President and Chief Executive Officer of the Company, and Richard A. Faieta, Executive Vice
President of the Company. Although the Company has entered into an employment agreement with each of Messrs. Hettleman and Faieta which expire in June 1999, the loss of the services of either Mr. Hettleman or Mr. Faieta could have a material adverse effect on the Company's operating results. Currently there is no "key person" life insurance in place for Messrs. Hettleman and Faieta. However the Company intends to obtain such insurance policies in the amount of $1 million on each of their lives.

     Potential Reduction of Business in Puerto Rico. There are significant United States income tax benefits available to United States mainland companies engaging in business in Puerto Rico. The CAS business historically has derived substantial operating revenues from such companies. Therefore, the profitability of the Company's CAS business is largely dependent on such customers. On a historic basis the approximate amount and percentage of the Company's total operating revenue derived from such business was $33.5 million or 83% in calendar 1993, $39.6 million or 69% in calendar 1994, $39.2 million or 63% in calendar 1995 and $36.9 million or 57.5% in calendar 1996. Congress reduced these benefits in 1993, and legislation enacted in 1996 contains a 10-year phaseout of these tax benefits. This legislation, or in the event that there is any further modification to these tax benefits available to United States companies doing business in Puerto Rico, could result in those companies reducing the level of the business which they had been doing in Puerto Rico, which would have a material adverse effect upon the Company's operating results.

     Dependence on Carriers; Inability to Control Transportation Facilities. The Company does not own or operate any trucks, nor does it own or operate any aircraft (although it will have certain exclusive rights to the use of an L-1011 aircraft in connection with its CAS business until June 1998) for the movement of either domestic or international freight. The Company does not have any present or anticipated future plans to acquire, by lease or otherwise, or own or operate any freight transportation equipment. The Company's ability to service its customers depends on the availability of space on air passenger and cargo airlines and trucking carriers. The quality and timeliness of the Company's freight forwarding services will be dependent upon the services of these independent contractors, over which the Company has no control. Shortages of freight space are most likely to develop around holidays and on routes upon which traffic is especially heavy. Furthermore, the Company will be competing with others for the availability and utilization of freight space. In addition, available air cargo space on passenger airlines could be reduced as a result of changes in the types of aircraft or decreases in the number of passenger airlines serving particular routes at particular times, which could occur as a result of economic conditions and other factors beyond the control of the Company. While the Company has not experienced shortages of freight space in the past, significant shortages of suitable space in the future, if any, and associated increases in rates charged by carriers could have a material adverse affect on the Company's future operating results.


     Vulnerability to Economic Conditions. The Company's future operating results are dependent upon the economic environments in which it operates. Demand for the Company's services could be adversely affected by economic conditions in the industries of the Company's customers. A number of the principal customers of the Company's business are in the fashion, computer, electronics and pharmaceutical industries. Adverse conditions in any of these industries or loss of the major customers in such industries could have a material adverse impact upon the Company. The Company expects the demand for its services (and consequently its results of operations) to continue to be sensitive to domestic and, increasingly, global economic conditions and other factors beyond its control. In addition, the transport of freight, both domestically and internationally, is highly competitive and price sensitive. Changes in the volume of freight transported, shippers preferences as to the timing of deliveries as a means to control shipping costs, economic and political conditions, both in the United States and abroad, work stoppages, United States and foreign laws relating to tariffs, trade restrictions, foreign investments and taxation may all have significant impact on the overall business of the Company, its growth and profitability.

     Dividends Unlikely. The Company has never declared or paid dividends on its Common Stock and does not intend to pay dividends in the foreseeable future. The payment of dividends in the future will be at the discretion of the Board of Directors.

     Regulatory Compliance. The Company's freight forwarding business as an indirect air cargo carrier is subject to regulation by the United States Department of Transportation (DOT) under the Federal Aviation Act. However, air freight forwarders (including the Company) are exempted from most of such Act's requirements by the Economic Aviation Regulations promulgated thereunder. The Company's foreign air freight forwarding operations are subject to regulation by the regulatory authorities of the respective foreign jurisdictions. The air freight forwarding industry is subject to regulatory and legislative changes which can affect the economics of the industry by requiring changes in operating practices or influencing the demand for, and the costs of providing, services to customers. The Company does not believe that costs of regulatory compliance have had a material adverse impact on its operations to date. However, failure of the Company to comply with any applicable regulations could have an adverse effect on the Company. There can be no assurance that the adoption of future regulations would not have a material adverse effect on the Company's business.

     Current Prospectus and State Blue Sky Registration Required to Exercise Warrants. The Company will be able to issue shares of its Common Stock upon exercise of the Warrants only if there is then a current prospectus relating to such shares of Common Stock and only if such shares of Common Stock are
qualified  for  sale  or  exempt  from  qualification   under  applicable  state
securities laws of the jurisdictions in which the various holders of the Warrants reside. The Company has undertaken and intends to file and keep current a prospectus which will permit the purchase and sale of the shares of Common Stock underlying the Warrants, but there can be no assurance that the Company will be able to do so. Although the Company intends to seek to qualify for sale the shares of Common Stock underlying the Warrants in those states in which the securities are to be offered, no assurance can be given that such qualification will occur. The Warrants may be deprived of any value and the market for the Warrants may be limited if a current prospectus covering the shares of Common Stock issuable upon exercise of the Warrants is not kept effective or if such shares of Common Stock are not qualified or exempt from qualification in the jurisdictions in which the holders of the Warrants then reside. See "Description of Securities--Warrants".

     Effect of Outstanding Rights, Options and Warrants. As of the date of this Prospectus, there are outstanding options to purchase an aggregate of 1,448,399 shares of Common Stock at per share exercise prices ranging from $.16 to $6.00. The Company also has outstanding 5,074,283 Warrants (including the Warrants offered by this Prospectus). Furthermore, outstanding shares of the Company's Class A Preferred Stock may be converted into an aggregate of at least 2,000,000 shares of Common Stock at any time, outstanding shares of the Company's Class B Preferred Stock may be converted into 200,000 shares of Common Stock at any time after October 10, 1997, and outstanding shares of the Company's Class C Preferred Stock may be converted into 2,575,000 shares of Common Stock at any time. In addition, the Company may issue additional shares of Common Stock in respect of dividends paid on outstanding shares of its Class A Preferred Stock and Class C Preferred Stock. The exercise of such outstanding options, Warrants and conversion rights will dilute the percentage ownership of the Company's stockholders, and any sales in the public market of shares of Common Stock underlying such options, Warrants and conversion rights may adversely affect prevailing market prices for the Common Stock. Moreover, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holders of such outstanding securities can be expected to exercise their respective rights therein at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in such options, warrants and conversion rights.

     Potential Adverse Effect of Warrant Redemption. The Warrants may be called for redemption by the Company at any time when the Registration Statement is current and effective at a redemption price of $.01 per Warrant upon not less than 30 days' prior written notice if the last sale price of the Common Stock has been at least $10.00 per share (subject to adjustment in certain circumstances) on each of the 20 consecutive trading days ending on the third day prior to the date on which notice is given. Notice of redemption of the warrants could force the holders to exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for them to do so, to sell the Warrants at the current market price when they may otherwise wish to hold the Warrants, or to accept the redemption price, which may be substantially less than the market value of the Warrants at the time of redemption.

     Possible Volatility of Securities Prices. The market price of Common Stock and Warrants has in the past been, and may in the future continue to be, volatile. A variety of events, including quarter to quarter variations in operating results or news announcements by the Company or its competitors, as well as market conditions in the freight forwarding industry or changes in earnings estimates by securities analysts may cause the market price of the Common Stock to fluctuate significantly. In addition, the stock market in recent months has experienced significant price and volume fluctuations which have particularly affected the market prices of equity securities of many companies and which often have been unrelated to the operating performance of such companies. These market fluctuations may adversely affect the price of the Common Stock and Warrants.

     Sales by Selling Securityholders. All of the Securities offered hereby are offered solely by the Selling Securityholders who are not restricted as to the prices at which they may sell the Securities. Sales of shares of Common Stock or Warrants below the then current trading prices may adversely affect the market price of the Common Stock and Warrants.


     Potential Limited Trading Market and Nasdaq SmallCap Market Delisting. The Common Stock and Warrants trade on the Nasdaq SmallCap Market although there can be no assurance that an active trading market in the Company's securities will be maintained. On November 6, 1996, the Board of Directors of the Nasdaq Stock Market, Inc. approved revisions to the maintenance criteria for listing on the SmallCap Market which are anticipated to be effective later in 1997. One of such revised maintenance criteria is the requirement that a listed company maintain a tangible net worth of at least $2 million. As of March 31, 1997, the Company's net worth, including goodwill, was approximately $2 million, and its tangible net worth was approximately negative $10.1 million. TIA and CFS have agreed to convert all or part of the indebtedness owed by the Company to them into shares of Class D Preferred Stock if such action is necessary to meet such revised maintenance criteria and if such conversion, together with other plans, allows the Company to meet such criteria. The Class D Preferred Stock will have terms similar to the Company's Class A Preferred Stock but will be pari passu with the Preferred Stock with respect to dividend and liquidation preferences. As of May 31, 1997, after giving effect to the conversion of the aforementioned debt, the Company would still require additional financing to meet the Nasdaq maintenance criteria. Accordingly, the Company currently would not be able to force conversion of debt held by TIA and CFS into Class D Preferred Stock. The failure to meet the Nasdaq SmallCap Market revised maintenance criteria after they become effective may result in the Common Stock or the Warrants not being eligible for quotations on the Nasdaq SmallCap Market. If this should occur, trading, if any, in the Common Stock and Warrants, would then continue to be conducted in the over-the-counter market on the OTC Bulletin Board, as NASD-sponsored inter-dealer quotation system, or in what are commonly referred to as "pink sheets." As a result, an investor may find it more difficult to dispose of or to obtain accurate quotations as to the market value of the Common Stock and Warrants.


     Penny Stock Regulations; Illiquid Securities. The regulations of the Securities and Exchange Commission promulgated under the Exchange Act require additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. Such regulations generally define a penny stock to be an equity security that has a market price of less than $5.00 per share, subject to certain exceptions. One exception is quotation on Nasdaq. Accordingly, if the Company is not quoted on Nasdaq and the market price of a share of Common Stock is less than $5.00 per share, then the Company would be subject to the penny stock regulations (unless it satisfied other exceptions, which it currently does not), including those regulations that require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith and which impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally, institutional investors). In addition, under penny stock regulations, the broker-dealer must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. Moreover, broker-dealers who recommend "penny stocks" to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. If the Company's securities become subject to the regulations applicable to penny stocks, the market liquidity for the Company's securities could be severely affected. In such an event, these regulations could limit the ability of broker-dealers to sell the Company's securities and thus the ability of purchasers of the Company's securities to sell their securities in the secondary market.

     Limited Liability of Directors. The Company's Articles of Incorporation limit the liability of directors to the maximum extent permitted by Delaware law.

     Issuance of Preferred Stock. Pursuant to its Certificate of Incorporation, the Company has authority to issue 2,500,000 shares of Preferred Stock which may be issued by the Board of Directors with such preferences, limitations and relative rights as the Board may determine without any vote of the stockholders. As of the date of this Prospectus, 477,500 shares of preferred stock, in three classes, are outstanding. Issuance of additional shares of preferred stock, depending upon the preferences, limitations and relative rights thereof, may have the effect of delaying, deterring or preventing a change in control of the Company. See "Description of Securities -- Preferred Stock".


                               RECENT DEVELOPMENTS

Acquisition of Target Air Freight, Inc.

     On May 8, 1997, the Company acquired (by merger into the Company's Target subsidiary) Target Air Freight, Inc. (a California corporation), a Los Angeles-based freight forwarder ("Air Freight"). Under the terms of the merger (the "Target Merger"), the Company issued 900,000 shares of Common Stock and paid $400,000 to Air Freight's stockholders. Following the Target Merger, Christopher A. Coppersmith, the principal shareholder of Air Freight, became a director of the Company.

Private Placement

     On June 13, 1997, the Company completed a $2,575,000 private placement of equity securities to individual investors (the "Private Placement"). Under the terms of the Private Placement, each $100,000 investment purchased 10,000 shares of the Company's Class C Preferred Stock and 50,000 Warrants. See "Description of Securities".

     Shares of Class C Preferred Stock and Warrants acquired in the Private Placement and all shares of Common Stock underlying such securities or issued as dividends on the Class C Preferred Stock may not be sold until June 13, 1998 without the approval of GKN Securities Corp. ("GKN"), the placement agent for the Private Placement.


     The Company received $2,276,747 in net proceeds from the Private Placement. Of these proceeds, $400,000 was used to acquire Air Freight (which currently operates as the Company's Target subsidiary), $200,000 was used to repay a short-term loan, and the balance was used for working capital and general corporate purposes.


Amertranz Subsidiary Losses

     While the businesses of the Company's and Consolidated Air subsidiaries have generated positive cash flows for several years, the business of the Company's Amertranz subsidiary has incurred operating losses for each of its operating periods. Because of continuing losses in the Amertranz subsidiary, the Company has commenced actions to close the operations of the Amertranz subsidiary and transfer its customer accounts to the Company's other subsidiaries for fair consideration.

     The Company is currently negotiating with the trade creditors of the Amertranz subsidiary to allow Amertranz to satisfy its trade payable obligations on a payment schedule based on existing resources and cash generated from operations. There can be no assurance that the Company will be successful in these negotiations. In connection with the closing of the Amertranz subsidiary, Amertranz will also incur obligations to terminated employees in an amount currently estimated to be $350,000. While the Company projects that if it is successful in these negotiations with the Amertranz trade creditors, the closing of the Amertranz subsidiary will have a positive affect on the Company's operations, there can be no assurance that the Company will be successful in these negotiations, that the business of the Amertranz subsidiary will be preserved and transferred to the Company's other operating subsidiaries, or that the closing of Amertranz will produce positive operating results. If the Company is not successful in these negotiations with these trade creditors, or if the desired results are not achieved for the Amertranz subsidiary, the continued losses in Amertranz could have a material adverse effect on the Company's operating results, and the Company may consider other options, including seeking protection for the Amertranz subsidiary under the Bankruptcy Code.

                                 USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Securities by the Selling Securityholders; however, the Company will receive the exercise price of the Warrants that are exercised. There is no assurance that any Warrants will be exercised resulting in any proceeds to the Company.


                            DESCRIPTION OF SECURITIES

General

     The authorized capital stock of the Company is 17,500,000 shares, consisting of 15,000,000 shares of Common Stock, and 2,500,000 shares of preferred stock. As of the date of this Prospectus, 6,826,504 shares of Common Stock are outstanding and 477,500 shares of preferred stock are outstanding. Additionally, as of the date hereof, there are 5,074,283 Warrants outstanding

Common Stock

     The shares of Common Stock are currently quoted on the Nasdaq SmallCap Market under the symbol "AMTZ". The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted can elect all of the directors then being elected. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. Holders of shares of Common Stock, as such, have no redemption, preemptive or other subscription rights, and there are no conversion provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are fully paid and nonassessable. This Prospectus covers the resale of 1,127,836 shares of Common Stock issued prior to the Company's June 1996 initial public offering.

     The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company, New York, New York 10005, and its telephone number is
(212) 936-5100.

Warrants

     The Warrants are currently quoted on the Nasdaq SmallCap Market under the symbol "AMTZW". Each Warrant entitles the registered holder to purchase one share of the Common Stock at an exercise price equal to $6.00 during the four-year period commencing June 28, 1997. No fractional shares of Common stock will be issued in connection with the exercise of the Warrants and the holder of any Warrant shall instead receive the number of shares of Common Stock rounded off to the nearest whole number.

     Unless extended by the Company at its discretion, the Warrants will expire at 5:00 p.m., New York time, on June 28, 2001. In the event that a holder of Warrants fails to exercise the Warrants prior to their expiration, the Warrants will expire and the holder thereof will have no further rights with respect to the Warrants.

     Provided that not less than 30 days' notice of redemption is given and the last sale price of the Common Stock has been at least $10.00 for each of the 20 trading days ending on the third business day prior to the day on which notice is given, the Company has the right to call the Warrants for redemption at a redemption price of $.01 per Warrant.

     No Warrants will be exercisable unless at the time of exercise there is a current prospectus covering the shares of Common Stock issuable upon exercise of such Warrants under an effective registration statement filed with the Commission and such shares have been qualified for sale or are exempt from qualification under the securities laws of the state of residence of the holder of such Warrants. Although the Company intends to have all shares so qualified for sale in those states where the Securities are being offered and to maintain a current prospectus relating thereto until the expiration of the Warrants, subject to the terms of the Warrant Agreement between the Company and American Stock Transfer & Trust Company (the Warrant Agent with respect to the Warrants), there can be no assurance that it will do so.

     A holder of the Warrants will not have any rights, privileges or liabilities as a stockholder of the Company prior to exercise of the Warrants. The Company is required to keep reserved a sufficient number of authorized shares of Common Stock to permit the exercise of the Warrants.

     The exercise price of the Warrants will be subject to adjustment to protect against dilution in the event of stock dividends, stock splits, combinations, subdivisions and reclassifications. No assurance can be given that the market price of the Common Stock will exceed the exercise price of the Warrants at any time during the exercise period.

     This Prospectus covers the issuance of shares of Common Stock upon exercise of the 2,300,000 Warrants issued by the Company in its June 1996 initial public offering, the resale of 1,386,783 Warrants by the Selling Securityholders, and the issuance of shares of Common Stock upon exercise of such Warrants.

Preferred Stock

     The Company's Board of Directors has the authority, without further action by the stockholders, to issue 2,500,000 shares of preferred stock, in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, and the number of shares constituting any series or the designation of such series. To date, the Company has designated;
(i) 500,000 shares of preferred stock as Class A Preferred Stock and has issued 200,000 shares of Class A Preferred Stock; (ii) 25,000 shares of preferred stock as Class B Preferred Stock and has issued 20,000 shares of Class B Preferred Stock; and (iii) 400,000 shares of preferred stock as Class C Preferred Stock and has issued 257,500 shares of Class C Preferred Stock. The issuance of preferred stock in the future could adversely affect the voting power of holders of the Common Stock and could have the effect of delaying, deferring or preventing a change in control of the Company. Other than creating a new class of preferred stock to be designated Class D Preferred Stock for the purpose of converting certain outstanding indebtedness of the Company, as described below, the Company has no present plan to issue any additional shares of preferred stock.

     Class A Preferred Stock. The shares of Class A Preferred Stock have a par or stated value of $10.00 per share. Dividends on Class A Preferred Stock accrue at an annual rate of $1.00 per share, and are payable semi-annually in arrears on June 30 and December 31 of each year, in cash or, at the option of the Company, in shares of Class A Preferred Stock at the rate of $10.00 per share. The Class A Preferred Stock has priority as to dividends over the Common Stock and all other series or classes of the Company's stock that rank junior to the Class A Preferred Stock. On liquidation, holders of shares of Class A Preferred Stock will be entitled to receive a preferred distribution equal to $10.00 per share, plus an amount equal to any accrued and unpaid dividends before any payment or distribution is made to the holders of Common Stock or any other series or class of stock that ranks junior as to liquidation rights to the Class A Preferred Stock. The holders of Class A Preferred Stock have no voting rights except as required by law. Each share of Class A Preferred Stock is convertible into Common Stock at any time at a conversion price (subject to adjustment) of the lower of (i) $6.00 per share, or
(ii) 80% of the average of the closing bid and asked price per share of Common Stock on the day prior to the conversion date. In connection with the Private Placement, the Company has agreed that each share of Class A Preferred Stock may be converted, until August 12, 1997, into 10 shares of Common Stock.

     Class B Preferred Stock. The shares of Class B Preferred Stock have a par or stated value of $10.00 per share. No dividends are paid on shares of Class B Preferred Stock, and the shares do not carry a liquidation preference or any voting rights (except as required by law). Each share of Class B Preferred Stock is convertible into 10 shares of Common Stock (subject to adjustment) from and after October 10, 1997.

     Class C Preferred Stock. Each share of Class C Preferred Stock has a Stated Value of $10.00 and earns cumulative dividends at 10% per annum (pro rated for shorter periods) payable quarterly, in arrears, in cash or, at the Company's option if the Registration Statement is effective and current, in shares of Common Stock (based on the average closing bid price per share of Common Stock on the five trading days ending two business days prior to the respective dividend payment date). Upon a liquidation of the Company (including, at the option of the holder, a merger or consolidation in which the Company is not the surviving entity or a sale by the Company of all or substantially all of its assets), the holders of the Class C Preferred Stock are entitled to receive, prior to the distribution to the holders of the Company's Common Stock, Class A Preferred Stock and Class B Preferred Stock, an amount per share equal to the greater of (i) the Stated Value plus any accrued and unpaid dividends, or (ii) the amount they would have received had they converted the Class C Preferred Stock into Common Stock on the business day immediately prior to the record date with respect to such liquidation. The holders of the Class C Preferred Stock have the right, at any time, to convert each share of Class C Preferred Stock into 10 shares of Common Stock. Subject to the conversion right, the Company may redeem the Class C Preferred Stock at its Stated Value plus all accrued and unpaid dividends if the Registration Statement is effective and current, upon 30 days' written notice given at any time if the last sale price of the Common Stock has been at least $2.50 on all 20 of the trading days ending on the third date prior to the date on which written notice of redemption is given. The Class C Preferred Stock ranks senior to all classes of the Company's capital stock now existing or which may be created in the future; provided, however, that the Company is entitled to create a Class D Preferred Stock, which would rank pari passu with the Class C Preferred Stock with respect to dividend and liquidation preferences, for issuance solely to certain holders of Company debt upon the occurrence of certain events. The holders of the Class C Preferred Stock do not have voting rights until such time as they convert their Class C Preferred Stock into Common Stock, except as provided by law.

     Class D Preferred Stock. The Class D Preferred Stock, if created by the Company, will have the same terms as the Class A Preferred Stock, except that it will rank pari passu with the Class C Preferred Stock with respect to dividend and liquidation preferences. The Class D Preferred Stock will be created by the Company only in certain circumstances under which certain debt held by stockholders of the Company is converted into Class D Preferred Stock. See "Risk Factors -- Potential Limited Trading Market."

                             SELLING SECURITYHOLDERS

     In addition to the 2,300,000 shares of Common Stock issuable upon exercise of the Warrants issued by the Company in its June 1996 initial public offering, the Securities offered hereby consist of (i) 1,127,836 shares of Common Stock and 1,386,783 Warrants issued in various private financings prior to the Company's June 1996 initial public offering, and (ii) 200,000 shares of Common Stock and 200,000 Warrants which may be issued upon exercise of the Underwriter's Purchase Option granted to GKN in connection with the Company's June 1996 initial public offering. All Warrants and the Underwriter's Purchase Option and underlying Warrants are immediately exercisable for shares of Common Stock.

     The following table sets forth information as of June 30, 1997 regarding the beneficial ownership of shares of Common Stock held by each Selling
Securityholder (including shares of Common Stock which such Selling Securityholder has the right to acquire within 60 days following the date of this Prospectus), and Warrants held by each Selling Securityholder. Except as indicated, (i) all of such shares and Warrants are being registered for sale under the Registration Statement of which this Prospectus forms a part, (ii) none of such shares and Warrants will be owned by such Selling Securityholder following the sale of the Securities offered pursuant to this Prospectus, and
(iii) the percentage ownership of each Selling Securityholder will be less than one percent of the respective class of Securities following the sale of the Securities offered pursuant to this Prospectus.

                                                             Number of Number of
Selling Securityholders                                      Shares(1)  Warrants

Leon Abramson                                                   11,250     7,500
John Aletti(2)                                                  48,750    20,000
ALSA, Inc.                                                      22,500    15,000
David Stephen Becker                                            11,250     7,500
Neil Bellett                                                    11,250     7,500
Robert Bender                                                   11,250     7,500
Stanley H. Blum(3)                                              97,500    40,000
Eliot H. Brown                                                  11,250     7,500
Glenn Cadrez                                                    11,250     7,500
William C. Clement                                              11,250     7,500
Kenneth D. Cole                                                 22,500    15,000
Henri Cristini                                                  11,250     7,500
William J. Curtis                                               22,500    15,000
Dalewood Associates, L.P.(4)                                   195,000   130,000
Robert Dorskind                                                 11,250     7,500
Craig Effron                                                    22,500    15,000
Drew Effron                                                     11,250     7,500
Kenneth M. Endelson                                             11,250     7,500
Richard Etra(5)                                                 86,250    32,500
Steven Etra(6)                                                  67,500    26,250
Melvin Finkelstein                                              11,250     7,500
Gordon M. Freeman                                               22,500    15,000
Jack Gold                                                       11,250     7,500
Lloyd Goldman                                                   11,250     7,500
Ernest Gottdiener(5)                                            11,250     7,500
Leigh Gove                                                      11,250     7,500
Paula Graff                                                     11,250     7,500
Anthony S. Graffeo and Angelina Graffeo                         11,250     7,500
Bruce Greenberg                                                 45,000    30,000
Glenda Guttentag                                                11,250     7,500
Gary C. & Kathleen R. Hall JTWROS                               11,250     7,500
Robert L. Jacobs                                                11,250     7,500
Frank and Charlotte Joy JTWROS                                  11,250     7,500

                                                             Number of Number of
Selling Securityholders                                      Shares(1)  Warrants

Stuart Kahn & Company                                           11,250     7,500
Daniel A. Kaplan                                                11,250     7,500
Delaware Charter Custodian for C. Daniel Karnes--IRA Account    11,250     7,500
Rebecca Jane Karpoff and Stefan Shoup JTWROS                    11,250     7,500
Richard C. Kaufman and Elaine J. Lenart JTWROS(5)               11,250     7,500
Donald M. Kleban                                                22,500    15,000
Michael Kremins                                                 11,250     7,500
Norman Kurtz                                                    11,250     7,500
David Kushner                                                   11,250     7,500
Steven and Rona Landman JTWROS                                   5,625    11,250
Boris and Marina Laskin JTWROS                                  11,250     7,500
Alex Lauchlin                                                   11,250     7,500
Donald R. Levin                                                 11,250     7,500
William Levin                                                   11,250     7,500
Paul D. Levitt & Leslie Levitt Revocable Trust                  11,250     7,500
Stephen Lewen                                                   11,250     7,500
Irwin Lieber                                                    11,250     7,500
Mariwood Investments                                            11,250     7,500
Joseph and Georgia Melnick JTWROS                               45,000    30,000
Eli Oxenhorn                                                    11,250     7,500
Robert J. Parkes & Carol J. Parkes JTWROS                       11,250     7,500
RJB Partners(5)                                                 11,250     7,500
Patricia Reyes                                                  11,250     7,500
Jonathan Robinson                                               22,500    15,000
Andrew Rosen                                                    11,250     7,500
Martin Rosenman                                                 11,250     7,500
William J. Rouhana, Jr.                                         11,250     7,500
The Marilyn and Barry Rubenstein Family Foundation(7)           22,500    15,000
Alan J. Rubin                                                   11,250     7,500
Jeff Rubin                                                      11,250     7,500
S.V. Construction Company                                       11,250     7,500
Scott G. Sandler                                                11,250     7,500
John Sarracco                                                   11,250     7,500
Curtis Schenker                                                 11,250     7,500
Sharon Schneider                                                11,250     7,500
Carl E. Siegel                                                  11,250     7,500
Dean Spellman                                                    5,625    11,250
Charles Stentiford                                              11,250     7,500
Mitchell Stern                                                  11,250     7,500
Craig Swift                                                     11,250     7,500
David Thalheim(7)                                               22,500    15,000
Frank K. Turner                                                 11,250     7,500
United Growth Fund Profit Sharing, Inc.                         11,250     7,500
Marie E. Valdes                                                 11,250     7,500
Richard Warren                                                  11,250     7,500
Charles Warshaw                                                 11,250     7,500
Weiskopf Silver & Co.                                           11,250     7,500
Michael Weissman                                                22,500    15,000
Lance Wolfson                                                   11,250     7,500
William Wolfson(8)                                              45,000    30,000
Woodland Partners(7)(9)                                        545,000   280,000
Leonard Zelin                                                   22,500    15,000

MH Capital Partners                                             12,500        --
155964 Canada, Inc.                                             10,555    13,335
Clinton Company                                                  8,796    11,112
Swan Alley Nominees                                             39,459    49,836

                                                             Number of Number of
Selling Securityholders                                      Shares(1)  Warrants

Philip S. Rosso, Jr.(10)                                       198,667        --
Martin Hoffenberg(11)                                          165,541        --
David R. Pulk(12)                                              111,111        --
Michael Barsa(13)                                              361,010    80,000
Bruce Brandi(14)                                                35,761        --
Edward R. Reedy(15)                                             23,480        --
Anil K. Bhandari                                                14,363        --
Michael Kilzi                                                   12,971        --
Allan Rubin Trust                                               57,771        --
Barrett M. Fisher                                                7,098        --
Jean Barsa(16)                                                 145,965    55,000
Truck Net, Inc.                                                 14,570        --
TIA, Inc.(17)                                                3,740,000   200,000

GKN Securities Corp.(18)                                       356,415   142,805
David N. Nussbaum(19)                                          117,945    49,315
Roger N. Gladstone(19)                                         117,945    49,315
Robert H. Gladstone(19)                                        117,945    49,315
--------------------------------

(1) These numbers include all shares of Common Stock owned by the Selling Securityholder and all shares of Common Stock which such Selling Securityholder has the right to acquire within 60 days following the date of this Prospectus, including pursuant to the exercise of Warrants. These numbers do not include any shares of Common Stock which may be issued (i) upon conversion of shares of the Company's Class A Preferred Stock to be accrued and issued as dividends on the outstanding shares of Class A Preferred Stock, or (ii) as dividends on the outstanding shares of Class C Preferred Stock.

(2) Only 3,750 shares of Common Stock and 7,500 Warrants and shares of Common Stock underlying such Warrants are being registered for sale under the Registration Statement of which this Prospectus forms a part. 37,500 shares of Common Stock and 12,500 Warrants will be owned following the sale of the Securities offered pursuant to this Prospectus.

(3) Only 7,500 shares of Common Stock and 15,000 Warrants and shares of Common Stock underlying such Warrants are being registered for sale under the Registration Statement of which this Prospectus forms a part. 75,000 shares of Common Stock, representing 1.1% of the outstanding shares of Common Stock, and 25,000 Warrants will be owned following the sale of the Securities offered pursuant to this Prospectus.
(4) Does not include (i) 22,500 shares and 15,000 Warrants owned by David Thalheim, a Selling Securityholder, who is a 50% stockholder and executive officer of the corporate general partner of Dalewood Associates, L.P., and (ii) 22,500 shares and 15,000 Warrants owned by The Marilyn and Barry Rubenstein Family Foundation, a Selling Securityholder, one of the trustees of which, Barry Rubenstein is a 50% stockholder and executive officer of the corporate general partner of Dalewood Associates, L.P.
(5) Only 3,750 shares of Common Stock and 7,500 Warrants and shares of Common Stock underlying such Warrants are being registered for sale under the Registration Statement of which this Prospectus forms a part. 75,000 shares of Common Stock, representing 1.1% of the outstanding shares of Common Stock, and 25,000 Warrants will be owned following the sale of the Securities offered pursuant to this Prospectus.
(6) Only 3,750 shares of Common Stock and 7,500 Warrants and shares of Common Stock underlying such Warrants are being registered for sale under the Registration Statement of which this Prospectus forms a part. 56,250 shares of Common Stock and 18,750 Warrants will be owned following the sale of the Securities offered pursuant to this Prospectus.
(7) Does not include 195,000 shares and 130,000 Warrants owned by Dalewood Associates, L.P.
(8) Only 15,000 shares of Common Stock and 30,000 Warrants and shares of Common Stock underlying such Warrants are being registered for sale under the Registration Statement of which this Prospectus forms a part. 75,000 shares of Common Stock, representing 1.1% of the outstanding shares of Common Stock, and 25,000 Warrants will be owned following the sale of the Securities offered pursuant to this Prospectus.
(9) Only 65,000 shares of Common Stock and 130,000 Warrants and shares of Common Stock underlying such Warrants are being registered for sale under the Registration Statement of which this Prospectus forms a part. Does not include 22,500 shares and 15,000 Warrants owned by The Marilyn and Barry Rubenstein Family Foundation, a Selling Stockholder, a trustee of which is a general partner of Woodland Partners. 350,000 shares of Common Stock and 150,000 Warrants, representing 4.8% of the outstanding shares of Common Stock and 3% of the outstanding Warrants, will be owned following the sale of the Securities offered pursuant to this Prospectus.
(10) Represents 2.3% of the outstanding shares of Common Stock following consummation of the Offering. Only 41,460 of such shares are being registered for sale under the Registration Statement of which this Prospectus forms a part. Mr. Rosso serves as Senior Vice President Operations of Amertranz.
(11) Represents 1.8% of the outstanding shares of Common Stock following consummation of the Offering. Only 40,000 of such shares are being registered for sale under the Registration Statement of which this Prospectus forms a part. Mr. Hoffenberg is the former Chief Executive Officer of Amertranz.

(12) Includes options to purchase 6,957 shares of Common Stock. Only 104,154 shares of Common Stock are being registered for sale under the Registration Statement of which this Prospectus forms a part. Mr. Pulk is the former President, International Division of Amertranz.
(13) Includes options to purchase 154,477 shares of Common Stock. Only 96,451 shares of Common Stock and 50,000 Warrants and shares of Common Stock underlying such Warrants are being registered for sale under the Registration Statement of which this Prospectus forms a part. 214,559 shares of Common Stock, representing 3.1% of the outstanding shares of Common Stock, and 30,000 Warrants will be owned following the sale of the Securities offered pursuant to this Prospectus. Mr. Barsa is a director of the Company and is the former Chief Financial Officer of Amertranz and former Vice President and Secretary of the Company.
(14) Includes options to purchase 28,393 shares of Common Stock. Only 7,368 shares of Common Stock are being registered for sale under the Registration Statement of which this Prospectus forms a part. 28,393 shares of Common Stock will be owned following the sale of the Securities offered pursuant to this Prospectus. Mr. Brandi serves as the President of Amertranz.
(15) Includes options to purchase 20,375 shares of Common Stock. Only 3,105 shares of Common Stock are being registered for sale under the Registration Statement of which this Prospectus forms a part. 20,375 shares of Common Stock will be owned following the sale of the Securities offered pursuant to this Prospectus. Mr. Reedy is the former Senior Vice President, International Division of Amertranz.
(16) Only 40,965 shares of Common Stock and 30,000 Warrants and shares of Common Stock underlying such Warrants are being registered for sale under the Registration Statement of which this Prospectus forms a part. 75,000 shares of Common Stock, representing 1.1% of the outstanding shares of Common Stock, and 25,000 Warrants will be owned following the sale of the Securities offered pursuant to this Prospectus.
(17) Only 100,000 shares of Common Stock, the Warrants and shares of Common Stock underlying such Warrants are being registered for sale under the Registration Statement of which this Prospectus forms a part. 3,640,000 shares of Common Stock, representing 42.4% of the outstanding shares of Common Stock, will be owned following the sale of the Securities offered pursuant to this Prospectus. Does not include 860,000 shares owned by CFS and 580,370 shares with respect to which TIA and CFS have been granted proxies. 51% of the issued and outstanding stock of CFS, and voting control of all of the issued and outstanding stock of CFS, is held by TIA. Stuart Hettleman, a director and President of the Company owns a non-controlling indirect minority interest in TIA and is an executive officer of TIA and CFS. Richard A. Faieta, a director and Executive Vice President of the Company is a non-controlling minority stockholder of TIA and is an executive officer of TIA and CFS. Messrs. Hettleman and Faieta disclaim beneficial ownership of all shares of Common Stock and Warrants owned by TIA and CFS.
(18) Only 72,000 shares of Common Stock and 72,000 Warrants and shares of Common Stock underlying such Warrants are being registered for sale under the Registration Statement of which this Prospectus forms a part. 212,415 shares of Common Stock and 70,805 Warrants, representing 3% of the outstanding shares of Common Stock and 1.4% of the outstanding Warrants, will be owned following the sale of the Securities offered pursuant to this Prospectus.
(19) Only 30,000 shares of Common Stock and 30,000 Warrants and shares of Common Stock underlying such Warrants are being registered for sale under the Registration Statement of which this Prospectus forms a part. 57,945 shares of Common Stock and 19,315 Warrants will be owned following the sale of the Securities offered pursuant to this Prospectus.

                              PLAN OF DISTRIBUTION


     The shares of Common Stock and the Warrants registered for sale under the Registration Statement of which this Prospectus forms a part may be offered and sold from time to time in transactions (which may include block transactions) on the Nasdaq SmallCap Market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. None of the other Selling Securityholders have advised the Company that they have entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their Securities. The Selling Securityholders may effect such transactions by selling their shares directly to purchasers or to or through broker-dealers (including GKN), which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Securityholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). GKN is one of several market makers in the Company's Common Stock and Warrants. The Selling Securityholders and any broker-dealers that act in connection with the sale of the shares might be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act. The Selling Securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the securities against certain liabilities, including liabilities arising under the Securities Act.

     In order to comply with the applicable securities laws of certain states, if any, the shares of Common Stock and Warrants will be offered or sold through registered or licensed brokers or dealers in those states. In addition, in certain states the Securities may not be offered or sold unless they have been registered or qualified for sale in such states or an exemption from such registration or qualification requirement is available and such offering or sale is in compliance therewith.

     The Selling Securityholders also may sell some or all of the Securities directly to purchasers without the assistance of any broker/dealer or, if a Selling Securityholder is an entity, distribute such Securities to one or more of its equity owners and such equity owners may, in turn, distribute such Securities as described above.

     The Company is bearing all costs relating to the registration of the Securities, provided that any commissions or other fees payable to broker/dealers in connection with any sale of the Securities will be borne by the Selling Securityholders or other party selling such Securities.

     Pursuant to applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Securities may not simultaneously engage in market making activities with respect to the Securities for a period beginning when such person becomes a distribution participant and ending upon such person's completion of participation in such distribution, including stabilization activities in the Securities to effect syndicate covering transactions, to impose penalty bids or to effect passive market making bids. In addition, and without limiting the foregoing, in connection with activities in the Securities, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M and Rules 100, 101, 102, 103, 104 and 105 thereof. All of the foregoing may affect the marketability of the Securities.


                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's By-laws provide that the Company shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all person whom it may indemnify pursuant thereto.

     Section 145 of the General Corporation Law of the State of Delaware permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     Article Seventh of the Company's Certificate of Incorporation provides that the Company's directors will not be personally liable to the Company or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except (a) for any breach of the duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under
Section 174 of the General Corporation Law of the State of Delaware, which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions, or (d) for transactions from which directors derive improper personal benefit.

     The Company also maintains director and officer insurance coverage.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


                                     EXPERTS

     The consolidated financial statements of Amertranz Worldwide Holding Corp. as of June 30, 1996 incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The financial statements of Amertranz Worldwide Holding Corp. (formerly The Freight Forwarding Business of TIA and CFS) as of December 31, 1994 and 1995 and for each of the years in the three-year period ended December 31, 1995, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

         See Item 13 of the Registrant's Registration Statement on Form S-1 and amendments thereto.

Item 15.  Indemnification of Directors and Officers.

         See Item 14 of the Registrant's Registration Statement on Form S-1 and amendments thereto.

Item 16.  Exhibits.

4.1      Specimen Common Stock Certificate (incorporated by reference to Exhibit
         4.1 to the Registrant's Registration Statement on Form S-1, Registration No. 333-03613)
4.2 Specimen Warrant Certificate (incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form S-1, Registration No. 333-03613)
4.3 Warrant Agent Agreement (incorporated by reference to Exhibit 4.3 to the Registrant's Registration Statement on Form S-1, Registration No. 333-03613)
4.4 Form of Amendment No. 1 to Warrant Agent Agreement dated June 13, 1997 (incorporated by reference to Exhibit 4.7 to the Registrant's Registration Statement on Form S-1, Registration No. 333-30351)
4.5      Form of  Underwriter's  Purchase Option  (incorporated  by reference to
         Exhibit 4.3 to the Registrant's Registration Statement on Form S-1, Registration No. 333-03613)
23.1     Consent of Arthur Andersen LLP
23.2     Consent of KPMG Peat Marwick LLP

24.1     Power of Attorney (previously filed)



Item 17.  Undertakings.

The undersigned Registrant hereby undertakes:

         (1)      To file,  during any period in which offers or sales are being
                  made,  a   post-effective   amendment  to  this   registration
                  statement:

                  (i)      To  include  any  prospectus   required  by   Section
                           10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lake Success, New York, on this 12th day of August, 1997.


                                 AMERTRANZ WORLDWIDE HOLDING CORP.

                                 By:      /s/ Stuart Hettleman
                                          Stuart Hettleman
                                          President and Chief Executive Officer


         In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                               Title                           Date


/s/ Stuart Hettleman        Director, President and Chief        August 12, 1997
-------------------------   Executive OFficer

Stuart Hettleman


      *                     Director and Executive Vice          August 12, 1997
-------------------------   President

Richard A. Faieta


      *                     Director                             August 12, 1997
-------------------------

Michael Barsa


      *                     Director                             August 12, 1997
-------------------------

Brian K. Coventry

      *                     Director                             August 12, 1997
-------------------------

Christopher A. Coppersmith


      *                     Chief Financial Officer and          August 12, 1997
-------------------------   Principal Accounting Officer
Philip J. Dubato

*By:     /s/ Stuart Hettleman                                    August 12, 1997
         Stuart Hettleman
         Attorney-in-fact


C69668B.198

                                  EXHIBIT INDEX

Exhibit
Number   Description

4.1      Specimen Common Stock Certificate (incorporated by reference to Exhibit
         4.1 to the Registrant's Registration Statement on Form S-1, Registration No. 333-03613)
4.2 Specimen Warrant Certificate (incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form S-1, Registration No. 333-03613)
4.3 Warrant Agent Agreement (incorporated by reference to Exhibit 4.3 to the Registrant's Registration Statement on Form S-1, Registration No. 333-03613)
4.4 Form of Amendment No. 1 to Warrant Agent Agreement dated June 13, 1997 (incorporated by reference to Exhibit 4.7 to the Registrant's Registration Statement on Form S-1, Registration No. 333-30351)
4.5      Form of  Underwriter's  Purchase Option  (incorporated  by reference to
         Exhibit 4.3 to the Registrant's Registration Statement on Form S-1, Registration No. 333-03613)
23.1     Consent of Arthur Andersen LLP
23.2     Consent of KPMG Peat Marwick LLP

24.1     Power of Attorney (previously filed)

                                  EXHIBIT 23.1

                                                                   Exhibit 23.1

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



         As independent public accountants, we hereby consent to the incorporation by reference of our reports included (or incorporated by reference) in this Form S-3, into the Company's previously filed Registration Statement File No. 333-03613.


                                                      ARTHUR ANDERSEN LLP


New York, New York
 August 11, 1997

                                  EXHIBIT 23.2

                                                                    Exhibit 23.2

                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Amertranz Worldwide Holding Corp.

         We consent to the use of our report incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.


                                                      KPMG PEAT MARWICK LLP


Greensboro, North Carolina
 August 11, 1997